Exhibit 99.1

PRESS RELEASE

Contact:
Denise T. Powell
Sr. Director, Corporate Communications
Threshold Pharmaceuticals, Inc.
650-474-8206
dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS’ TH-302 CONTINUES TO DEMONSTRATE PROMISING ACTIVITY IN PANCREATIC CANCER PHASE 1/2 CLINICAL TRIAL

Phase 2 Controlled Trial in Pancreatic Cancer Enrollment On Track

REDWOOD CITY, CA – January 24, 2011 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD) today announced updated Phase 1/2 clinical trial results related to the Company’s clinical stage hypoxia-activated prodrug, TH-302. The results were presented at the ASCO Gastro Intestinal Cancers Symposium that took place in San Francisco from January 20-22, 2011. Additionally, the Company announced that an ongoing Phase 2, controlled, clinical trial in patients with pancreatic cancer has reached the mid-way point in overall enrollment into the trial.

The ASCO presentation summarized data from 47 patients with previously untreated pancreatic adenocarcinoma treated with TH-302 in combination with gemcitabine as part of the 402 trial, a Phase 1/2, three arm, multicenter, dose escalation and dose expansion trial to determine the safety, efficacy and pharmacokinetics of TH-302 in combination with gemcitabine (Gem), docetaxel or pemetrexed in patients with various advanced solid tumors.

"The results from this Phase 1/2 study are encouraging. The progression-free survival, overall survival, CA19-9 and response data suggest that TH-302 is contributing to the combination treatment. In particular, the durable responses extending out over 10 months are promising," said Shantan G. Reddy, M.D., Director of G.I. Malignancies at LSU Health Sciences Center-Shreveport, and a clinical investigator involved in the trial. “For patients with metastatic pancreatic cancer receiving gemcitabine alone, median survival is about six months. New agents are needed and we are hopeful and optimistic that TH-302 may provide an additional treatment option for patients with this disease."

Results, as measured by RECIST (Response Evaluation Criteria In Solid Tumors)

	Gem+TH-302 240mg/m2	Gem+TH-302 340mg/m2	Gem+TH-302 480-575mg/m2	Total
# of Evaluable Patients	16	21	6	43*
Complete Response		1 (5%)		1 (2%)
Partial Response		6 (29%)	2 (33%)	8 (19%)
Stable Disease	13 (81%)	13 (62%)	4 (67%)	30 (70%)
Progressive Disease	3 (19%)	1 (5%)		4 (9%)

* Four patients not assessed for tumor response (patient decision-2, adverse event-1, clinical deterioration-1).

1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

In the gemcitabine plus TH-302 treatment arms, median progression free survival (PFS) was 5.9 months (95% CI: 4.8 months to not reached) and median overall survival was 8.5 months (95% CI: 6.9 to 13.4 months). Overall, hematologic toxicity was acceptable and skin and mucosal toxicities were well managed at current dose levels. A copy of the poster may be obtained by calling the Company.

Additional Ongoing Clinical Trials
The Company currently has three additional ongoing clinical trials.

The 404 trial is a multi-center, randomized, controlled, crossover Phase 2 clinical trial of TH-302 in combination with gemcitabine in patients with first line pancreatic cancer. Of the approximately 165 patients that the Company plans to enroll in the clinical trial, half of the patients are now enrolled. The primary endpoint of the trial is PFS. The secondary endpoints are overall response rate, overall survival, event-free survival, CA 19-9 response rate as well as various safety parameters. Tumor response will be evaluated at baseline and every six weeks using RECIST. Patients for whom monotherapy with gemcitabine is considered standard therapy are eligible for the trial. Patients will be randomized equally into one of three cohorts: TH-302 at a dose of 240 mg/m2 plus gemcitabine or TH-302 at a dose of 340 mg/m2 plus gemcitabine or gemcitabine alone. Patients who successfully complete six cycles of treatment without evidence of significant treatment-related toxicity or progressive disease may continue to receive treatment. If a patient's cancer progresses while on gemcitabine alone, the patient may crossover into one of the TH-302 plus gemcitabine cohorts. Interim safety and efficacy analyses will occur approximately every 25 events, and a final analysis will be performed at a minimum of 122 events. If patient enrollment continues to go as planned, enrollment should be completed by mid-2011 and interim and primary endpoint results will be available quarterly during 2011.

The 403 trial is a Phase 1/2, multicenter, dose escalation trial to determine the safety, efficacy and pharmacokinetics of TH-302 in combination with doxorubicin in patients with advanced soft tissue sarcoma. The trial was initiated in September 2008. The trial will enroll approximately 90 patients. TH-302 is administered intravenously on days 1 and 8 of a 21 day cycle. Doxorubicin is dosed according to its package insert (75 mg/m2 on day 1 of the 21 day cycle). This Phase 1/2 clinical trial has completed the dose escalation component, reached the maximum tolerated dose (MTD) and continues to enroll patients in the dose expansion cohort.

The 407 trial is a Phase 1, single center, dose escalation trial to determine the safety, efficacy and pharmacokinetics of TH-302 in patients with advanced leukemias. The objectives of the Phase 1 trial are to determine the MTD, dose limiting toxicity, safety, tolerability, clinical activity and pharmacokinetics of TH-302 in patients with advanced leukemia. The starting dose in the trial was 120mg/m2 daily for 5 days of a 21-day cycle. The second dose cohort was treated with TH-302 at a dose of 170mg/m2 and the third dose cohort has completed enrollment at 240mg/m2. The dose of TH-302 will continue to be escalated until the MTD is established. As reported in December, preliminary efficacy assessments have demonstrated activity in multiple subjects with relapsed/refractory AML and ALL.

1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

About Threshold Pharmaceuticals
Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements
Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302 and its potential therapeutic uses and benefits. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to complete its clinical trials, whether future clinical trials will confirm the results of earlier trials based on small numbers of patients or confirm the earlier results from the same trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and any unanticipated or increased side-effects observed in patients receiving TH-302. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on November 4, 2010 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We do not intend to update any forward-looking statement made in this news release.

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1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com